EXHIBIT 3.1


                     1992 RESTATED ARTICLES OF INCORPORATION

                                       OF

                               RIMAGE CORPORATION


                                   ARTICLE 1.
                                      NAME

         The name of the Corporation is Rimage Corporation.

                                   ARTICLE 2.
                                REGISTERED OFFICE

         The address of the registered office of the Corporation is 7725 Washington Avenue South, Edina, Minnesota, 55439.

                                   ARTICLE 3.
                                PURPOSES AND TERM

         The Corporation shall have general business purposes, and shall have perpetual existence.

                                   ARTICLE 4.
                                     SHARES

         The shares of capital stock of the Corporation shall be subject to the following:

                  (01) The corporation is authorized to issue thirty million (30,000,000) shares of capital stock, $.01 par value.

                  (02) Unless otherwise established by the Board of Directors, all shares of the Corporation are common shares entitled to vote and shall be of one class and one series having equal rights and preferenced in all matters. Unless otherwise provided in these Articles, or in the Bylaws of the Corporation, or in the terms of the shares, a common shareholder has one (1) vote for each share held.

                  (03) The Board of Directors shall have the power to establish more than one class or series of shares and to fix the relative rights and preferences of any such different classes or series.

                  (04) The shareholders of the Corporation shall not have preemptive rights, unless with respect to some or all of the authorized and unissued shares, the Board of Directors grants preemptive rights.

                  (05) Cumulative voting for directors is not permitted.

                                   ARTICLE 5.
                                DIRECTOR'S ACTION


         Any action of the Board of Directors, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take the action at a meeting at which all directors were present.


                                   ARTICLE 6.
                              AMENDMENT OF ARTICLES

         The shareholder vote required for adoption of an amendment to these Articles of Incorporation shall be the affirmative Vote of the holders of a majority of the voting power of the shares present and entitled to vote at a shareholder's meeting.


                                   ARTICLE 7.
                               FUNDAMENTAL CHANGES

         In any of the following types of actions or transactions with respect to which the law requires a vote of the outstanding shares of the Corporation, the affirmative vote of a majority of the shares entitled to vote shall be sufficient to authorize the action or transaction:

                  (01) A merger with any other corporation or corporations;

                  (02) An exchange of one or more classes or series of the shares of the Corporation for the shares of one or more classes or series of one or more other corporations;

                  (03) The sale, lease, transfer, or other disposition of all, or substantially all, of the Corporation's property and assets, including its goodwill, not in the usual and regular courses of business;

                  (04) The voluntary dissolution of the Corporation.


                                   ARTICLE 8.
                               DIRECTOR LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty or loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 302A.559 of the Minnesota Business Corporation Act or section

80A.23 of the Minnesota Securities Act, or (d) for any transaction from which the director derived an improper personal benefit. If the Minnesota Business Corporation Act is amended after approval by the shareholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.



* As amended through the Rimage Corporation 2001 Annual Meeting of Shareholders.





                                       3